NYNEX Executive Officer Short Term Incentive Plan


        Effective April 18, 1996, the NYNEX Executive Officer Short Term Incentive Plan (the "Plan") shall be amended as follows:

1.      The following shall be added to the end of the first sentence of
Section 3(a) of the Plan:

               "provided, further, that if during the first three months of an Award Year, (x) the Effective Time (as defined in the Amended and Restated Merger Agreement, dated as of April 21, 1996, as amended and restated as of July 2, 1996, by and between the Company and Bell Atlantic Corporation, as such agreement may be amended from time to time) occurs; and (y) an employee is involuntarily terminated without cause by the Company or any Associated Company as a result of or in connection with the transactions thereby contemplated, which termination would result in any forfeiture under this Plan, no forfeiture of an Award shall occur and the amount of any outstanding Award shall be prorated to the date of termination and all other provisions of the Plan shall apply.".

2.      Conforming amendments in Section 3(b)(vi) are approved.